EXHIBIT 10.9

I-FLOW CORPORATION

Summary of the
2005 Corporate Officer Incentive Plan

     Eligibility. The President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Chief Financial Officer are eligible to receive cash and equity bonuses under the plan. All equity awards will be made pursuant to the I-Flow Corporation 2001 Equity Incentive Plan.

     Objectives. The compensation committee determined that it will evaluate the following criteria to determine whether and to what extent the plan objectives have been achieved: (i) total sales; (ii) total regional anesthesia sales; (iii) year-end total operating expenses; and (iv) profitability.

     Administrative. The overall goal achievement percentage is the sum of (i) the accomplishment percentage of each performance target times (ii) the weighting for each objective. Thus, if one or more targets is exceeded, it is possible the overall goal achievement percentage could be greater than 100%. All financial targets are considered to be plus or minus 1% of the absolute number. In order to provide flexibility to management to operate and grow the company, awards may be adjusted for any major events during the year; provided that, any adjustment must be approved by the compensation committee and the board of directors. The allocation of the aggregate awards among the officers will be determined by the compensation committee and the board of directors based on their assessment of the contributions of each officer.

     Award Minimums/Maximums. In order to receive an award under the plan, a minimum aggregate performance level of 85% must be achieved. A performance level of 120% or more is required to qualify for the maximum award. Achievement of between 85% and 120% of the performance level targets results in the payment of cash and equity bonuses at levels between the minimum and maximum awards. The minimum aggregate cash bonus award under the plan is $250,000 and the maximum aggregate cash bonus award is $1,400,000. The minimum aggregate number of shares of common stock that may be subject to equity awards hereunder is 150,000 shares and the maximum aggregate number of shares of common stock that may be subject to equity awards is 900,000 shares. All equity awards will be in the form of nonqualified stock options or other derivative awards granted pursuant to the I-Flow Corporation 2001 Equity Incentive Plan.

     Vesting of Equity Awards. If the weighted average percentage of achievement of all of the objectives is greater than 85% but does not exceed 100%, the options or other derivatives granted will vest ratably over a period of five years. If the weighted average percentage achievement of all of the objectives is greater than 100%, the portion of the equity award earned above 100% will have a three-year cliff vesting provision, and the remaining portion of the equity award will vest ratably over a period of five years.

     Payment of Awards. After completion of the fiscal year, the compensation committee will review the plan objectives and results and the recommendations of executive management. The board of directors will assess the performance of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer and will, upon recommendation from the compensation committee, approve the cash bonus awards and equity grants. Earned cash bonus awards are typically paid each year in February. To be eligible for awards under the plan, all employees must be on the Company’s payroll through the date of payment of the cash bonus.